NEWS

Contact:	George Pipas
313-323-9216
gpipas@ford.com

IMMEDIATE RELEASE

FORD'S FEBRUARY SALES OFF 13%; DAILY RENTAL SALES DOWN 30%

•  Ford's February sales totaled 211,150, down 13 percent compared with a year ago.
•  Lower sales to daily rental companies (down 30 percent) account for about one-half of the decline.
•  Sales to retail customers were down 8 percent.
•  Ford's estimated retail market share in February is 13 percent -- maintaining a consistent level since June 2006.
•  Demand continues to grow for new mid-size sedans (Ford Fusion up 46 percent compared with a year ago, Mercury Milan up 22 percent and Lincoln
MKZ up 21 percent) and new crossover vehicles (Ford Edge up 43 percent compared with January and Lincoln MKX up 38 percent).
•  February inventories were 175,000 units lower than a year ago.
•  Ford announces second quarter North American production plan.

DEARBORN, Mich., Mar. 1 - Ford Motor Company's February U.S. sales declined 13 percent compared with a year ago. Sales to daily rental companies were 30 percent lower than a year ago as the company continued its planned reduction in this market.

The company's February sales totaled 211,150, compared with 244,021 a year ago. Lower sales to daily rental companies (down 16,000 units) accounted for about half of the decline. Sales to individual retail customers were down 8 percent compared with a year ago.

Go to http://media.ford.com for news releases and high-resolution photographs.

The company estimates retail sales for its Ford, Lincoln and Mercury brands were 13 percent of industry-wide retail sales in February. The company's share of the U.S. retail market has been consistent at approximately 13 percent since June 2006.

“Our objective is to deliver more of the products that people want and, in doing so, stabilize retail share," said Mark Fields, Ford’s President of The Americas. “We're encouraged by the results we have achieved over the past several months. Our new products and our initiatives to strengthen our brands are starting to pay off."

Consumer demand continues to grow for Ford's new mid-size cars and crossover utilities (CUVs). In February, Ford Fusion sales were up 46 percent compared with a year ago, Mercury Milan sales were up 22 percent, and Lincoln MKZ sales were up 21 percent.

February marked the second month on sale for the company's new crossover utilities - the Ford Edge and Lincoln MKX. Edge sales were 7,977 (up 43 percent compared with January) and Lincoln MKX sales were 2,310 (up 38 percent). The Edge has posted higher sales in its first two months than did Ford's popular Fusion when it was introduced in late 2005.

The Edge and Lincoln MKX are all-new products in the company's CUV lineup. Redesigned models of Ford's Escape and Mercury Mariner are arriving at dealer showrooms now, and the new Taurus X crossover will go on sale this summer.

Ford saw lower sales for its F-Series pickup truck in February (down 12 percent), which compares with a very strong performance for America's best-selling pickup last year. Although supply is limited, the all-new F-Series Super Duty pickup is off to a fast start, with a very positive "days to turn" level of 6 days in February.

U.S. Inventories
At the end of February, Ford, Lincoln and Mercury inventories were estimated at 603,000 units. This level is 175,000 units lower than a year ago.

Go to http://media.ford.com for news releases and high-resolution photographs.

North American Production
In the first quarter 2007, the company plans to produce 740,000 vehicles (200,000 cars and 540,000 trucks). This plan is unchanged from the previously announced plan.

In the second quarter 2007, the company plans to produce 770,000 vehicles (220,000 cars and 550,000 trucks). In the second quarter 2006, the company produced 897,000 vehicles (328,000 cars and 569,000 trucks). More than 60 percent of the year-to-year decline in second quarter reduction reflects discontinued products and the company's planned reduction in sales to daily rental companies.

# # #

Go to http://media.ford.com for news releases and high-resolution photographs.